[LOGO OF CENTRAL GARDEN & PET]
                                                              Corporate Office
                                              3697 Mt. Diablo Blvd., Suite 310
                                                           Lafayette, CA 94549
                                                                (925) 283-4573
                                                            Fax (925) 283-4984

FOR IMMEDIATE RELEASE
_____________________

                                        Contacts: Gregory Reams
                                                  Central Garden & Pet
                                                  (925) 283-4573

                                                  Paul Verbinnen/Debbie Miller
                                                  Sard Verbinnen & Co.
                                                  (212) 687-8080

           CENTAL GARDEN & PET ANNOUNCES SHARE REPURCHASE PROGRAM
                      _________________________________

        LAFAYETTE, CALIFORNIA, AUGUST 31, 1998 - Central Garden & Pet Company (NASDAQ:CENT), the nation's leading distributor of lawn and garden and pet supplies, announced today that the Company's Board of Directors has authorized the Company to spend up to $25 million to repurchase shares of its outstanding common stock. The Company's stock closed at $14 1/8 today and the Company has approximately 31 million shares outstanding.

        Purchases would be made through brokers and dealers in the public market or privately negotiated transactions with nonaffiliated stockholders.

        "We are committed to our growth strategy, and because of our strong financial position, the share repurchase program we are announcing today should not in any way inhibit our ability to execute our growth strategy or to aggressively pursue acquisition opportunities," said William E. Brown, Chairman and Chief Executive Officer.

        Brown continued, "We believe the price of our stock is currently undervalued, making our stock an attractive investment opportunity."

        Central Garden & Pet Company is the leading national distributor of lawn and garden and pet supply products. Central offers customers a wide array of value-added services designed to increase the sales and profitability of both manufacturers and retailers, including inventory management, advertising and promotional programs, in-store service and display building and sales program development. Central also offers lines of proprietary branded products which include Pennington/R/, Kaytee/R/, TFH/R/, Zodiac/R/, and Four Paws/R/ pet products, Island/R/ aquariums, Matthews/R/ redwood products and Grant's/R/ ant control products.


                                   -more-


________________________________________________________________________________

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings.


                                      ###